Exhibit 6.1

TRIPLE NET LEASE

THIS AGREEMENT, entered into this 6th day of April, 2019, between Total Event Services LLC herein designated LANDLORD and Fast Casual Concepts Inc, therein designated TENANT. The LANDLORD does this date lease to TENANT and TENANT does hereby hire and take as TENANT under the LANDLORD, rental space in 1230 W. Park Rd., Slippery Rock, PA 16057. (The building in which the rental space is located, including without limitation the land underlying and contiguous thereto, all parking lots, sidewalks, other common areas and improvements thereon owned by LANDLORD are collectively referred to herein as ‘THE PROPERTY’). THE LANDLORD AND THE TENANT AGREE TO THE LEASE TERMS AS FOLLOWS:

1.       RENTAL SPACE: The property being released leased consists of the land and building known as 1230 W. Park Rd., Slippery Rock, PA 16057.

2.       LENGTH OF LEASE: This lease is for a term of 120 months starting April 5, 2019 and ending April 30, 2029.

3.       RENT: TENANT agrees to pay to LANDLORD $1,350 as base rent land for the first year. The base rent shall remain at $1,350 per month for the entire term of the lease. TENANT also agrees to pay its prorata share of expenses, as further provided herein, as additional rent. TENANT will also pay sales tax relating to said rent and expenses. TENANT agrees to pay the rent, expenses and sales tax to LANDLORD in monthly installments. TENANT shall pay and installment on the first day of each month commencing on the 1st day of May 2019.

4.       ALL EXPENSES BY TENANT: TENANT shall pay space assessments and fee, and real estate taxes applying the RENTAL SPACE and TENANT show also pay its prorata share of all other expenses of the PROPERTY as described herein. It is the intention of LANDLORD and TENANT that his lease agreement is a triple-net-lease, and the TENANT is to pay its prorata share of all expenses relating to the property both as to building and grounds. The expenses to be paid by TENANT shall include, but not be limited to, the TENANT’S prorata share of the following: (1) real estate tax; (2) all insurances including fire insurance, windstorm insurance, extended coverage insurance, flood insurance, and liability insurance; (3) grounds maintenance including upkeep, repair, and replacement of landscaping, upkeep, repair, and replacement of driveways and parking facilities; (4) all common area and grounds utilities including the cost of water, sewer, and electric; (5) accounting cost as same relate to the expenses of the operation of the PROPERTY;

4.1	TENANT TO PAY ALL UTILITY EXPENSES OF RENTAL SPACE: TENANT shall pay 100% of TENANT’S RENTAL SPACE utility expenses including the cost of telephone, interior electricity and cleaning.

4.2	TENANT TO PAY 100% OF ALL REPAIRS TO INTERIOR OF RENTAL SPACE: TENANT shall pay 100% of all repairs and replacement directly associated with space rented by it including, but not limited to, wall surfaces, floors, ceilings, plumbing, electrical and air conditioning, wiring, ducting, equipment, fixtures and sanitary facilities. PRIOR TO OCCUPANCY TENANT SHALL DELIVER TO LANDLORD A CONTRACT FOR THE MAINTENANCE OF THE UNIT’S AIR CONDITIONING BY AN ETSABLISHED, REPUTABLE, LOCAL AIR CONDITIONING SERVICE CONTRACTOR, WHICH DOCUMENT SHALL BE IN A FORM ACCEPTABLE TO LANDLORD (THE LANDLORD AGREES TO BE REASONABLE IN ACCEPTING THE FORM OF THE DOCUMENT).

5.       REPAIRS: TENANT during the term of this Lease shall at its expenses make all repairs as soon as shall be reasonably necessary to keep the RENTAL SPACE in good condition and repair. TENANT agrees that at the expiration of this Lease or upon earlier termination thereof, to quit and surrender said premises in good and clean condition and repair, reasonable wear and tear damage by act of God or other causes beyond the control of TENANT excepted. In addition, TENANT shall maintain TENANT’S RENTAL SPACE immediately outside of same, including the windows in a neat, clean and presentable manner.

5.1	ALTERATIONS AND IMPROVEMENTS BY TENANT: TENANT, at its own cost and expense, shall have the right, from time to time, to make all alteration and improvements to, and decoration of, the interior of the RENTAL SPACE as shall be reasonably necessary in TENANT’S judgment for TENANT’S conduct thereon of its business, provided that prior to the commencement of any such alteration or improvements, LANDLORD shall in each case have approved in writing the plans and specifications. If within fifteen (15) days after such plans and specifications are submitted by TENANT to LANDLORD for such approval, stating the reason for such disapproval, said plans and specification shall be considered approved by LANDLORD. All movable trade fixtures and personal property shall remain the property of the TENANT, any permanent improvements to the building shall be the property of the LANDLORD.

6.       COMPLIANCE WITH THE RULES AND LAWS: TENANT shall comply with all LANDLORD established rules of THE PROPERTY and shall comply with all statutes, ordinances, rules, orders, regulations and requirements of the Federal, State, City and/or County Governments and of any and all their Departments and Bureaus applicable to said premises.

7.       INSURANCE: TENANT shall keep, at TENANT’S sole cost and expense throughout the term of the Lease, all leased property insured against the following:

7.1	GENERAL PUBLIC LIABILITY: Claims for personal injury or property damage under a policy of general liability insurance with limits of at least $100,000.00 for bodily injury and $10,000.00 for property damages. Said policy shall name LANDLORD and TENANT as the insured.

7.2	FIRE & EXTENDED COVERAGE: TENANT shall provide fire and extended coverage insurance and such other insurance as he shall deem appropriate as to any and all property of TENANT, including personal property, located within THE RENTAL SPACE and TENANT shall hold harmless LANDLORD from any loss, cost or expense to TENANT or TENANT’S guest, customers, or invitees by reason of any loss relating to personal property of TENANT or TENANT’S guests, customers, or invitees.

7.3	WAIVER OF SUBROGATION: LANDLORD and TENANT release each other and their respective successors and assigns from claims for damage to any person or to the premises and the building and other improvements on which the premises are located, and to the fixtures, personal property, TENANT’S improvements, and alterations of either LANDLORD or TENANT in or to or on the land, the building and other improvements on which the premises are located which claims are caused by or results from risks insured against under any insurance policies carried by the parties and in force at the time of any such damage.

7.4	LANDLORD AND TENANT RELATING TO EACH OTHER: Each party shall cause each insurance policy obtained by it to provide that the insurance company waives all right of recovery by way of subrogation against either party in connection with any damage caused by fire or any of the risks insured against under any insurance policy required by this Lease. If any insurance policy cannot be obtained with a waiver of subrogation, or is obtainable only by the payment of an additional premium charge above that charged by insurance companies issuing policies without waiver of subrogation, the party undertaking to obtain the insurance shall notify the other party of this fact. The other party shall have a period of (30) days after receiving the notice either to place the insurance with a company that is reasonably satisfactory to the other party and that will carry the insurance with the waiver of subrogation, or to agree to pay additional premium if such a policy is obtainable at additional cost. If the insurance cannot be obtained or the party is whose favor of a subrogation is desired refuses to pay the additional premium charge, the other party is relieved from the obligation to obtain a waiver of subrogation rights with respect to the particular insurance involved. This clause is not intended in any way to be a waiver of rights of LANDLORD provided in this agreement.

8.       FIRE LOSS: In the event the RENTAL SPACE shall be destroyed, damaged, or injured by fire or other casualty, whereby the same shall be rendered untenantable, then LANDLORD shall have the right to render said premises tentantable by repairs within ninety (90) days from the date of loss. If said premises are not rendered tenantable within said time, it shall be optional with either party hereto to cancel this lease, and in the event of such cancellation, the rent shall be paid to the date of fire or casualty. Cancellation notice shall be given by either party in writing.

9.       USE OF PREMISES: TENANT intends to use the leased space for bookkeeping, accounting, and real estate services. TENANT shall use the leased space for no other purpose except with LANDLORD’S prior written consent.

10.       TENANT’S ACCEPTANCE OF PROPERTY: TENANT accepts the PROPERTY in the condition they are in on the date of execution of this Lease.

11.       RIGHT OF ENTRY: LANDLORD shall have the right to enter into and upon the RENTAL SPACE at all reasonable hours for the purpose of examining the RENTAL SPACE, for making repairs or alterations as may be necessary for the safety and preservation of the RENTAL SPACE, to show the RENTAL SPACE to prospective purchasers or tenants of the RENTAL SPACE or THE PROPERTY. LANDLORD shall attempt, but is not required, to provide reasonable notice of entry into and upon the RENTAL SPACE.

12.       INSPECTION BY PROSPECTIVE SUCCESSOR TENANTS: During the thirty (30) days next preceding the expiration of this Lease, TENANT shall permit inspection of the RENTAL SPACE during normal business hours by or on behalf of prospective successor TENANTS. If, during such hours, admissions to the leased property for such purposes cannot be reasonably obtained, LANDLORD may show the premises after hours, provided it gives notice to TENANT.

13.       SIGNS: No signs shall be placed upon the land by TENANT except as have been approved in writing by LANDLORD, which approval shall not be unreasonably withheld.

14.       PLEDGE OF FURNITURE AND FIXTURES: TENANT hereby pledges and assigns to the LANDLORD all furniture, fixtures, goods and chattels of said TENANT which shall or may be brought or put on said premises as security for the payment of the rent herein reserved, and the TENANT agrees that the said lien may be enforced by distress foreclosure or otherwise at the election of LANDLORD.

15.       DEFAULT: In the case of default by TENANT, LANDLORD may, as its option, exercise any default remedy, including but not limited to termination of this Lease and acceleration of all rents until the end of the lease term. Circumstances of default and remedies shall include the following:

15.1	If TENANT shall be default in the performance of any covenant of this Lease and if such default is not cured within five days after written notice thereof given by LANDLORD; or such extended time as shall be in writing committed to by LANDLORD.

15.2	In the event rent, expenses, sales tax or any other items to be paid by TENANT are not paid within five days of the due date provided herein, there shall be added to same a late charge of 5% of any such delinquency or $25.00, whichever is greater.

15.3	If TENANT shall be in default in the payment of any rent or expenses or taxes, and such default is not cured within five (5) business days after mailing of written notice thereof by LANDLORD.

15.4	If any defaults exist as described above and LANDLORD has given TENANT the written notice, LANDLORD may accelerate the unpaid rent for the entire term of this Lease.

15.5	LANDLORD shall be entitled to all remedies at law and in equity for the collection of rent, taxes and expenses and damages and attorney’s fees according to the Florida law.

15.6	If LANDLORD shall give written notice of termination provided in this paragraph 16, then at the expiration of such notice, this Lease shall terminate, TENANT shall surrender the RENTAL SPACE to LANDLORD. If this Lease shall so terminate, it shall be lawful for LANDLORD at its option, without formal demand or notice of any kind, to re-enter the leased property and re-rent or use the leased property as agent for TENANT if LANDLORD so elects. LANDLORD may rent for such price and upon such duration as LANDLORD may determine and receive the rent therefore applying the same to the payment of the rent due and by these presents, and if the full rental herein provided shall not be realized by LANDLORD over and above the expenses to LANDLORD, the TENANT shall pay any deficiency.

15.7	If the TENANT shall abandon or vacate said RENTAL SPACE before the end of the term of this Lease, or shall suffer the rent to be in arrears, the LANDLORD may, at his option, forthwith cancel this Lease or he may enter said premises as the agent of TENANT, by force or otherwise, without being liable in any way therefor, and relet the premises with or without any furniture that may be therein, as the agent of TENANT, at such price and upon such terms and for such duration of time as the LANDLORD may determine and receive the rent thereof, applying same to the payment of the rent due by these presents, and if the full rental herein provided shall not be realized by LANDLORD in such reletting, the said TENANT shall pay an deficiency, and if more than the full rental is realized, LANDLORD will pay over to said TENANT the excess on demand.

15.8	LANDLORD shall be entitled to all remedies under Florida law including those specified in Florida Statutes.

15.9	The rights of the LANDLORD under the foregoing shall be cumulative and failure on the part of LANDLORD to exercise promptly any right given hereunder shall not operate to forfeit any of said rights.

15.10	It is further understood and agreed between parties hereto that any charges against the TENAT or otherwise accruing under this Lease shall be considered as rent due and shall be included in any lien for rent due and unpaid.

16.       SUBORDINATION: This Lease shall be subordinate to any mortgage against the PROPERTY which LANDLORD may have or hereafter obtain upon the premises. The TENANT agrees from time to time upon demand to execute any and all instruments as may be required to evidence such subordination, provided same shall not cause TENANT to incur any liability thereby.

17.       RADON GAS: Radon is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon testing may be obtained from your county public health unit.

18.       NOTICES: Any notice required to be given to the LANDLORD pursuant to this Agreement shall be mailed to the LANDLORD, Total Event Services LLC 141 Amsterdam Rd. Grove City, PA 16127.

19.       TIME IS OF THE ESSENCE: It is understood and agreed between parties hereto that time is of the essence of this Lease and this applies to all terms and conditions contained herein.

20.       BINDING EFFECT: This Agreement is binding upon LANDLORD and its assigns or successors and upon TENANT and its assigns or successors.

/S/ JENNIFER BARBOOKLES	LANDLORD:
WITNESS AS TO LANDLORD	Total Event Services, LLC

BY:/S/ TIMOTHY SEIVERS
WITNESS AS TO LANDLORD	Timothy Seivers, President

TENANT: Fast Casual Concepts Inc.
/S/ JENNIFER BARBOOKLES
WITNESS AS TO TENANT

WITNESS AS TO LANDLORD	/S/ GEORGE ATHANASIADIS
BY: George Athanasiadis